Exhibit 99.1

SCHOLASTIC UPDATES FISCAL 2012 EARNINGS GUIDANCE

New York - April 30, 2012- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, announced today that it was increasing its earnings guidance for the fiscal year ending May 31, 2012, based on stronger than anticipated sales of The Hunger Games trilogy following the March 23rdmovie release.  Reflecting the most recent sales figures available and its estimate of projected sales through the end of May, the Company now expects earnings from continuing operations to exceed $3.40 per diluted share, compared to the prior guidance of a range of $2.60 to $2.90 per diluted share.  This updated earnings guidance excludes the impact of one-time items associated with cost reduction programs and non-cash, non-operating items, which, through the third quarter ended February 29, 2012, were $0.29 per share.  The Company's prior guidance for revenue and free cash flow remains unchanged.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.